ViaSat Posts Strong Profitability and Cash Flow in Fiscal 3rd Quarter
Carlsbad, CA — February 1, 2007 — ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communication products that enable fast, secure, and efficient communications to any location, today announced financial results for the third quarter of fiscal year 2007. Highlights include quarterly and year-to-date revenues of $124.3 million and $384.5 million, respectively. For the third quarter, the company also reported net income of $0.40 per share on a diluted non-GAAP basis or $0.31 per share on a diluted GAAP basis, both quarterly records. Year-to-date, the company reported net income of $0.93 per share on a diluted non-GAAP basis or $0.71 per share on a diluted GAAP basis. Results also include record quarterly cash flows from operations of over $28 million.
     “Our results for the quarter include record earnings and EPS, solid margins, and outstanding cash flow,” said Mark Dankberg, chairman and CEO of ViaSat. “The passage of the R&D tax credit puts our expected tax rate for the year at plan, but effectively concentrates about 10 cents per share of our year-to-date earnings into the third quarter. Combined with good year-to-date revenues, improving margins due to a greater proportion of product sales, and key contract wins, we can anticipate better than planned earnings for our full fiscal year 2007 and sustained growth in our fiscal year 2008.”
Financial Results
     For the third quarter ended December 29, 2006,1 the company reported the following:

			First 9 Mos.	First 9 Mos.
(In millions, except per share data)	Q3 2007	Q3 2006	FY07	FY06
Revenues	$124.3	$111.6	$384.5	$315.7
Net income	$9.7	$6.6	$21.6	$17.8
Diluted per share net income	$0.31	$0.23	$0.71	$0.62
Non-GAAP net income [2]	$12.2	$7.6	$28.3	$20.6
Diluted per share non-GAAP net income [2]	$0.40	$0.26	$0.93	$0.72
Fully diluted weighted average shares	30.8	29.2	30.4	28.6

New orders/Contract awards	$124.0	$78.2	$399.3	$310.4
Sales backlog	$394.9	$359.7	$394.9	$359.7

1 ViaSat uses a 52- or 53-week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2007 end on June 30, 2006, September 29, 2006, December 29, 2006 and March 30, 2007.
2 All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and the non-GAAP numbers for the third quarter and year-to-date of fiscal year 2007 also exclude the effects of
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compensation expense from employee stock options and restricted stock units (RSUs) under FAS123(R) and a cumulative one time adjustment to compensation expense related to the review of historical stock option grant procedures. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Non-GAAP Condensed Consolidated Statement of Operations” table contained in this release. A description of our use of non-GAAP information is provided under “Use of Non-GAAP Financial Information.”
Government Segment
     The Government segment recorded quarterly and nine-month revenues of $67.3 million and $201.9 million, respectively, a 26.5% increase over the third quarter of fiscal year 2006 and a 29.3% increase over the prior year nine-month period. The third quarter year-over-year increase in revenues resulted primarily from an increase in sales from next generation data link development and information assurance products.
Commercial Segment
     For the Commercial segment, revenues were $57.0 million for the third quarter, a 5.4% decrease over the third quarter of fiscal year 2006. The decrease in year-over-year third quarter revenues was due to the timing of consumer broadband related shipments at quarter end. Year-to-date Commercial segment revenues were $182.6 million, a 10.9% increase over the prior year. The revenue growth year-to-date of fiscal year 2006 to third quarter of fiscal year 2007 was primarily related to sales of consumer broadband systems and equipment.
Selected Third Quarter 2007 Business Highlights
•	Gained entry to the U.S. Navy Mobile User Objective System (MUOS) program, a new global satellite communications network for the Department of Defense, by supplying communications modeling and simulation systems for the first MUOS terminal test sets.

•	Awarded additional orders for our LinkWay® mesh-connection VSATs from General Dynamics C4 Systems and TeleCommunication Systems, Inc. in support of the $5 billion World-Wide Satellite Systems (WWSS) contract. The LinkWay terminal has been designated a “Current Force Modem,” part of the military’s push to accelerate the adoption of new technology to enable more modular, mobile forces and provide quick-deploy communications for all federal missions, including disaster relief and homeland security.

•	Made initial shipments of EnerLinksII, our first commercial, non-classified video link product. The EnerLinksII data link system addresses the need to transmit growing volumes of intelligence, surveillance, and reconnaissance information from manned and unmanned tactical mobile vehicles and aircraft.
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Safe Harbor Statement
     Portions of this release, particularly ViaSat’s financial prospects for fiscal year 2007 and beyond and the “Selected Third Quarter 2007 Business Highlights” section, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: product design flaws or defects; ViaSat’s ability to successfully integrate acquired companies; ViaSat’s ability to perform under existing contracts and obtain additional contracts; ViaSat’s ability to develop new products that gain market acceptance; changes in product supply, pricing and customer demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in ViaSat’s most recent Form 10-K and Form 10-Qs. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2007 third quarter results at 5:00 PM Eastern Time (ET) on Thursday, February 1, 2007. The dial-in number is (866) 356-4279 and (617) 597-5394 internationally. The pass code is 59951539. A replay will be available for 24 hours beginning at 7:00 PM ET on February 1 at (888) 286-8010 and (617) 801-6888 internationally. The pass code is 76626702. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate Web site (www.viasat.com). The call will be archived and available on that site for at least twelve months immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption
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technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company’s three wholly owned subsidiaries, US Monolithics, Efficient Channel Coding, and Enerdyne Technologies, design and produce complimentary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, and video data link systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Australia, China, India, Italy, and Spain.
Use of Non-GAAP Financial Information
     Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets), and the non-GAAP numbers for the third quarter and year-to-date of fiscal year 2007 also exclude the effects of compensation expense from employee stock options and restricted stock units (RSUs) under FAS123(R) and a cumulative one time adjustment to compensation expense related to the review of historical stock option grant procedures. Non-GAAP net income is provided to enhance the overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these adjusted non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. See the “Non-GAAP Condensed Consolidated Statement of Operations” table for a reconciliation of net income to non-GAAP net income. Non-GAAP information as presented in this press release may not be comparable to similarly titled measures reported by other companies.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Revenues	$124,336	$111,608	$384,538	$315,697
Operating expenses:
Cost of revenues	90,383	83,685	285,942	237,560
Selling, general & administrative	17,692	14,724	50,326	40,897
Independent research and development	5,557	3,528	15,181	10,389
Amortization of intangible assets	2,521	1,694	7,202	4,718

Income from operations	8,183	7,977	25,887	22,133
Interest, net	461	105	919	(70)

Income before income taxes and minority interest	8,644	8,082	26,806	22,063
(Benefit) provision for income taxes	(1,095)	1,442	5,076	4,337
Minority interest in net earnings (loss) of subsidiary, net of tax	49	12	140	(31)

Net Income	$9,690	$6,628	$21,590	$17,757

Diluted net income per share	$0.31	$0.23	$0.71	$0.62

Diluted common equivalent shares	30,773	29,177	30,422	28,641
Non-GAAP Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Revenues	$124,336	$111,608	$384,538	$315,697
Operating expenses:
Cost of revenues	89,960	83,685	284,391	237,560
Selling, general & administrative	16,621	14,724	48,468	40,897
Independent research and development	5,500	3,528	14,987	10,389

Non-GAAP income from operations	12,255	9,671	36,692	26,851
Interest, net	461	105	919	(70)

Non-GAAP income before income taxes and minority interest	12,716	9,776	37,611	26,781
Provision for income taxes	456	2,120	9,130	6,224
Minority interest in net earnings (loss) of subsidiary, net of tax	49	12	140	(31)

Non-GAAP net income	$12,211	$7,644	$28,341	$20,588

Non-GAAP diluted net income per share	$0.40	$0.26	$0.93	$0.72

Diluted common equivalent shares	30,773	29,177	30,422	28,641

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income	$9,690	$6,628	$21,590	$17,757
Amortization of intangible assets	2,521	1,694	7,202	4,718
Share-based compensation expense:
Cost of revenues	423	—	1,551	—
Selling, general & administrative	1,071	—	1,858	—
Independent research and development	57	—	194	—
Income tax effect	(1,551)	(678)	(4,054)	(1,887)

Non-GAAP net income	$12,211	$7,644	$28,341	$20,588

ViaSat, Inc.
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	December 29, 2006	March 31, 2006
Assets
Current Assets:
Cash and S-T investments	$76,783	$36,887
Accounts receivable, net	154,915	144,715
Inventory	50,813	49,883
Deferred income taxes	7,008	7,008
Other current assets	10,331	5,960

Total current assets	299,850	244,453

Goodwill	48,855	28,133
Other intangible assets, net	23,351	23,983
Property and equip, net	48,597	46,211
Other assets	22,071	22,289

	$442,724	$365,069

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$44,517	$50,577
Accrued liabilities	69,828	40,969
Line of credit	—	—

Total current liabilities	114,345	91,546

Other liabilities	11,185	9,389

Total liabilities	125,530	100,935

Minority interest	977	836

Total stockholders’ equity	316,217	263,298

	$442,724	$365,069